EXHIBIT 99.1

Sharps Compliance Reports 21% Increase in Revenue in the Fourth Quarter of Fiscal 2011

  Achieved revenue of $5.0 million in fourth quarter; $19.4 million for full year
  Gross margin improved 590 basis points in the fourth quarter on higher sales representing 63% contribution on incremental sales
  Excluding special items, fourth quarter 2011 diluted loss per share of $0.03 improved from $0.07 per share loss in the prior year period
  Recently announced two new pharmaceutical manufacturer patient support programs
  Billings through inside and online sales channel expanded 134% and 156% in the fourth quarter and fiscal year, respectively
  Continued innovation: launched the Complete Needle Collection & Disposal System™

HOUSTON, Aug. 22, 2011 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste and unused dispensed medications, today reported financial results for the fourth quarter and fiscal year ended June 30, 2011.

Revenue in the fourth quarter of fiscal 2011 was $5.0 million, up $0.9 million, or 21.2%, from $4.2 million in the fourth quarter of fiscal 2010. The increase reflected growth in sales to the Company's targeted Professional market and the positive impact of the U.S. Government contract, which transitioned into its second year of maintenance in February 2011. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were $5.3 million in the fiscal 2011 fourth quarter. Compared with prior periods, billings were up 14.1% and 18.2%, respectively, over billings of $4.6 million in the fiscal 2010 fourth quarter and $4.5 million in the trailing fiscal 2011 third quarter. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Fourth quarter 2011 net loss was $0.7 million, or $0.05 per diluted share. The fiscal 2011 fourth quarter was negatively impacted by $0.3 million net of tax, or $0.02 per diluted share, due to a legal settlement and severance costs. Excluding these special items, fourth quarter 2011 net loss was $0.4 million, or $0.03 per diluted share, compared with net loss of $1.1 million, or $0.07 per diluted share, in the fourth quarter of fiscal 2010. (See Reconciliation of GAAP to non-GAAP Net Income (Loss) per Share in the supplemental table included at the end of this release.)

For fiscal year 2011, revenue was $19.4 million with a net loss of $3.0 million, or $0.20 per diluted share. Excluding special items noted in this quarter and a $0.4 million net of tax, or $0.02 per diluted share, special charge related to the retirement of the Company's former CEO in the first quarter of fiscal 2011, net loss was $2.3 million, or $0.16 per diluted share. Fiscal year 2010 revenue was $39.2 million, which included $23.2 million associated the U.S. Government contract, primarily related to the build-out phase of that contract. Net income for fiscal 2010 was $9.4 million, or $0.63 per diluted share. (See Reconciliation of GAAP to non-GAAP Net Income (Loss) per Share in the supplemental table included at the end of this release.)

Steady growth in recurring revenue for the quarter

David P. Tusa, President and CEO of Sharps Compliance stated, "Fiscal year 2011 was a year of focusing our efforts on building our recurring revenue opportunities specifically in the Retail and Professional markets, but also in Assisted Living/Hospitality and Home Health Care markets. Although, trends quarter-over-quarter are not the best gauge of our business given the variance in order timing from many customers, the growth in the Inside and Online Sales channel was impressive, up 134% to $0.4 million in the fourth quarter over the same period last year."

Sharps began its inside sales effort in the latter half of fiscal 2010 with a primary focus on the Professional market. By the end of the fourth quarter, there were 13 personnel on the inside sales team compared with eight at the end of the prior fiscal year.

U.S. Government contract billings were up $0.3 million, or 90%, in the quarter due to the start of the second option year, which includes a higher payment for increased maintenance services than the first option year. Retail billings in the quarter grew 4.9% to $1.2 million over the same period in the prior year. Higher sales of Sharps' TakeAway Environmental Return System™ for unused, non-controlled prescription and over-the-counter medications more than offset slightly lower sales of the Sharps Recovery System™ related to timing of flu season orders. Sales to the Other category were up $0.3 million in the quarter as a result of referrals from the Company's strategic alliance with a leading hazardous waste solutions provider. Growth from these markets was slightly offset by a $0.2 million decline in the Home Health Care business in the fourth quarter of fiscal year 2011 compared with the prior year.  Sales to this market can vary from quarter to quarter due to the timing of orders from customers which order primarily from distributors.

David P. Tusa, President, commented, "The introduction of our TakeAway Environmental Return System™ line of solutions in late fiscal 2010 generated $2.3 million in billings for fiscal 2011 up from just $0.4 million in fiscal 2010.  We believe our TakeAway Environmental Return System™ line of solutions are becoming more recognized as a standard offering in the market place which we believe bodes well for driving additional revenue growth as we move into FY 2012. We continued during the quarter to expand our efforts to educate the country's thousands of doctor's offices, veterinarians, dentists and other related facilities about the alternatives to the traditional and costly medical waste pick-up service. Our progress is reflected in the positive growth trend from our inside and online sales efforts."

Operating leverage on higher sales demonstrated in margin expansion

Gross margin was 35.3% in the fourth quarter of fiscal 2011 up 590 basis points over gross margin of 29.4% in the fiscal 2010 fourth quarter. Margin expansion reflects improved mix and the operating leverage gained on higher sales.

Selling, general and administrative (SG&A) expense in the fourth quarter of fiscal year 2011 was relatively flat at $2.7 million, or 53% of sales, compared with the same period of the prior year when SG&A was 65% of sales. Included in the 2011 fourth quarter SG&A expense was approximately $0.4 million in unusual expenses associated with a legal settlement and severance costs. Excluding the special items, SG&A costs decreased $0.4 million, or 15.3%, over the fourth quarter of fiscal 2010 and decreased $0.2 million, or 6.2%, compared with the March 31, 2011 quarter. Beginning in the December 2010 quarter, Sharps implemented a cost-reduction plan and redirected its sales and marketing spend to focus on its key markets primarily the Retail, Professional, Pharmaceutical and Core Government markets.

For the fourth quarter of fiscal 2011, the Company incurred an operating loss of $1.0 million compared with an operating loss of $1.6 million in the same period of the prior year.

Fiscal 2011: Demonstrated success in refocused sales and marketing efforts

Customer billings excluding the U.S. Government contract increased 7.5% in fiscal 2011. Billings associated with the contract were $2.1 million and $23.2 million in fiscal years 2011 and 2010, respectively. All markets served, except for Pharmaceutical and the U.S. Government Contract, were up measurably. Specifically, Professional, Home Health Care, Retail and Assisted Living/Hospitality were up approximately $1.3 million combined. This more than offset the $0.4 million decline in sales to the Pharmaceutical market, which can be variable based on the timing of programs. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Gross margin for the fiscal year ended June 30, 2011 decreased to 32.1% from 60.4% reported for fiscal 2010, a reflection of under absorption of costs on lower revenue.

For fiscal 2011, SG&A expense was $9.8 million compared with $8.8 million for the prior year period. The higher SG&A for the fiscal year period was due, in part, to the special items previously mentioned, which totaled $0.4 million on a pre-tax basis. During the year the Company refocused its sales and marketing efforts and selectively managed personnel to maximize capabilities and align staffing with its strategic focus. For fiscal year 2011, operating loss was $4.5 million compared with fiscal 2010 operating income of $14.4 million.

Liquidity and Balance Sheet

Cash and cash equivalents were $18.3 million at June 30, 2011 compared with $16.8 million at March 31, 2011 and $18.1 million at the end of fiscal 2010. The increase in cash and cash equivalents from the prior year reflects a federal income tax refund of $2.7 million received in April 2011, which more than offset cash used in operations. Working capital was $20.2 million at June 30, 2011, down from $21.6 million at the end of fiscal year 2010.  Capital spending in fiscal 2011 was $0.9 million compared with $3.0 million in fiscal 2010.

At June 30, 2011, stockholders' equity and total assets were $25.9 million and $30.6 million, respectively, compared with $26.9 million and $31.6 million, respectively, at June 30, 2010.

The Company has a $5.0 million revolving line of credit that is available to finance working capital as well as organic expansion opportunities or potential acquisitions.  At June 30, 2011, the Company had no debt outstanding.

Outlook

Sharps recently launched a new website that makes online purchases of its solution offerings easier and navigation of the site more intuitive for its targeted markets. Additionally, the Company has significantly increased its internet marketing aimed at driving more prospective customers to its site.

Mr. Tusa noted, "We have been making steady progress as we remain strategically focused on the Retail, Pharmaceutical, Professional and Core Government markets.  Since the end of the quarter, we announced that another major retail pharmacy is offering our TakeAway Environmental Return System™ to its customers, we launched our latest innovation with the largest retail pharmacy in the U.S., and we had wins in the pharmaceutical manufacturers' market for two patient support programs with major manufacturers. Interestingly, we have seen a recent growing intensity regarding our patient support program solution among pharmaceutical manufacturers that provide self-injectable medications. This pipeline has become more robust than it has been in three years."

The patient support programs include the direct fulfillment of the Sharps Recovery System® to the pharmaceutical manufacturers' self-injecting patient.  Sharp's proprietary SharpsTracer™ system tracks the return of the Sharps Recovery System® by the patient to the treatment facility, where the package is scanned, validated and weighed prior to treatment. This data is electronically transmitted to the pharmaceutical manufacturer which assists them in monitoring medication discipline and provides them with a touch point for individual patient follow-up which potentially could lead to better outcomes.

Mr. Tusa added, "It's important to note that we continue to innovate. The patent-pending Complete Needle Collection & Disposal System™ that we announced separately today is actually two offerings in one and is focused on the greatly under-served individual self-injector required to regularly use needles or syringes for their health and well-being, such as people with diabetes. First, the product provides the individual self-injector with a reasonably priced containment solution designed to protect self-injectors and their family members. Second, the product includes an optional disposal feature utilizing the U.S. Postal Service that helps to protect the individual's community, solid waste workers and the environment. We believe the solution offers significant convenience as it utilizes the same delivery channel, the retail pharmacy, that the self-injector typically uses to obtain medications, for example insulin, and needles or syringes. Additionally, we believe the solution offering is designed to enhance the interaction between the pharmacist and the patient thereby creating counseling opportunities and possibly better treatment outcomes."

Mr. Tusa concluded, "Historically, the Company's sales have focused on business-to-business opportunities.  The Complete Needle Collection & Disposal System™ as well as our TakeAway Environmental Return System™ deepens our market reach as it creates significant business to consumer sales opportunities capitalizing on our well-established retail pharmacy and managed care relationships."

The Company expects in fiscal 2012 to recognize approximately $3.0 million in revenue for the maintenance component of the U.S. Government contract that includes options to extend through January 2014. The Company expects that it can achieve break-even results when quarterly revenue approaches the $6.0 million mark and at that level should have gross margin of approximately 40% to 45%.

Fourth Quarter and Fiscal Year End 2011 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 375635. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Monday, August 29, 2011. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large health care facility setting.  Its strategy is to capture a large part of the estimated $2.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream; including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps® MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps™ Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.  The Complete Needle Collection & Disposal System™ is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three-Months Ended			Twelve-Months Ended
	June 30,			June 30,
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)			(Unaudited)
Revenue	$ 5,033	$ 4,152	21.2%	$ 19,395	$ 39,156	(50.5%)

Cost of revenue	3,256	2,930	11.1%	13,171	15,502	(15.0%)
Gross profit	1,777	1,222	45.4%	6,224	23,654	(73.7%)
Gross margin	35.3%	29.4%		32.1%	60.4%
SG&A expense	2,685	2,700	(0.6%)	9,837	8,815	11.6%
Special charge	--	--	--	570	--	100.0%
Depreciation and amortization	88	106	(17.0%)	353	441	(20.0%)

Operating income (loss)	(996)	(1,584)		(4,536)	14,398
Operating margin	(19.8%)	(38.2%)		(23.4%)	36.8%
Other income	3	12		45	37

Net income (loss) before income taxes	$ (993)	$ (1,572)		$ (4,491)	$ 14,435
Income tax expense (benefit)	(281)	(467)		(1,516)	5,079
Net income (loss)	$ (712)	$ (1,105)		$ (2,975)	$ 9,356

Net income (loss) per share
Basic	$ (0.05)	$ (0.07)		$ (0.20)	$ 0.66
Diluted	$ (0.05)	$ (0.07)		$ (0.20)	$ 0.63

Weighted Average Shares Outstanding
Basic	15,000	14,779		14,944	14,176
Diluted	15,000	14,779		14,944	14,952

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2011	June 30, 2010
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 18,280	$ 18,068
Accounts receivable, net	3,065	2,033
Inventory	1,770	1,738
Prepaid and other assets	857	3,369
Deferred income taxes	203	83
Total current assets	24,175	25,291
Property and equipment, net	5,350	5,631
Deferred income taxes, net of current portion	748	503
Intangible assets, net	325	207
Total assets	$ 30,598	$ 31,632

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 965	$ 1,220
Accrued liabilities	1,260	1,079
Current portion of deferred revenue	1,724	1,375
Total current liabilities	3,949	3,674
Long-term deferred revenue	401	583
Other liabilities	383	434
Total liabilities	4,733	4,691
Stockholders' equity:
Total stockholders' equity	25,865	26,941
Total liabilities and stockholders' equity	$ 30,598	$ 31,632

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Market and Revenue Information
(unaudited)
(dollars in thousands)

	Three-Months Ended June 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,589	30.2%	$ 1,755	$ (166)	(9.5%)
Retail	1,168	22.2%	1,113	55	4.9%
U.S. Government Contract	722	13.7%	380	342	90.0%
Core Government	183	3.5%	235	(52)	(22.1%)
Professional	576	10.9%	475	101	21.3%
Assisted Living/Hospitality	341	6.5%	256	85	33.2%
Pharmaceutical	55	1.0%	99	(44)	(44.4%)
Other	629	12.0%	301	328	109.0%
Subtotal	5,263	100.0%	4,614	649	14.1%
GAAP Adjustment *	(230)		(462)	232	(50.2%)
Revenue Reported	$ 5,033		$ 4,152	$ 881	21.2%

	Twelve-Months Ended June 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 6,859	35.1%	$ 6,543	$ 316	4.8%
Retail	4,641	23.8%	4,338	303	7.0%
U.S. Government Contract	2,089	10.7%	23,200	(21,111)	(91.0%)
Core Government	699	3.6%	642	57	8.9%
Professional	2,007	10.3%	1,644	363	22.1%
Assisted Living/Hospitality	1,287	6.6%	1,015	272	26.8%
Pharmaceutical	304	1.6%	742	(438)	(59.0%)
Other	1,619	8.3%	1,284	335	26.1%
Subtotal	19,505	100.0%	39,408	(19,903)	(50.5%)
GAAP Adjustment *	(110)		(252)	142	(56.3%)
Revenue Reported	$ 19,395		$ 39,156	$ (19,761)	(50.5%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(dollars in thousands)

	Three-Months Ended June 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 1,559	29.7%	$ 1,585	$ (26)	(1.6%)
Distributors	2,607	49.5%	2,489	118	4.7%
Inside and Online Sales	375	7.1%	160	215	134.4%
U.S. Government Contract	722	13.7%	380	342	90.0%
Total Billings By Channel	$ 5,263	100.0%	$ 4,614	$ 649	14.1%

	Twelve-Months Ended June 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 6,525	33.5%	$ 6,435	$ 90	1.4%
Distributors	9,720	49.8%	9,316	404	4.3%
Inside and Online Sales	1,171	6.0%	457	714	156.2%
U.S. Government Contract	2,089	10.7%	23,200	(21,111)	(91.0%)
Total Billings By Channel	$ 19,505	100.0%	$ 39,408	$ (19,903)	(50.5%)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) per Share *
(unaudited)
(dollars in thousands)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Income (Loss)	$ (712)	$ (1,105)	$ (2,975)	$ 9,356

Diluted net income (loss) per share	$ (0.05)	$ (0.07)	$ (0.20)	$ 0.63

Adjustments, net of tax:
Special charge - retirement of former CEO	--	--	378	--
Legal settlement	231	--	231	--
Severance costs	33	--	33	--

Adjusted Net Income (Loss)	$ (448)	$ (1,105)	$ (2,333)	$ 9,356

Adjusted diluted net income (loss) per share	$ (0.03)	$ (0.07)	$ (0.16)	$ 0.63

* In accordance with U.S. generally accepted accounting principles (GAAP), reported net income (loss) per share includes the after-tax impact of the items identified in this table. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com